Exhibit 99.2


                                 CERTIFICATION

The undersigned, the trustee (the "Trustee") in respect of the Trust Certificates (TRUCs) Series 2001-1, hereby certifies to Bear Stearns Depositor Inc. as follows:

     1. I have reviewed the annual report on Form 10-K and all reports on Form 8-K filed by U.S. Bank Trust National Association, solely as Trustee for the Trust Certificates (TRUCs) Series 2001-1 Trust and any distribution reports filed in respect of the Trust during the 2004 calendar year;

     2. Based on my knowledge, the information in those reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by the annual report;

     3. Based on my knowledge, the distribution or servicing information required to be provided to the depositor by the Trustee under the trust agreement for inclusion in these reports is included in such reports; and

     4. I am responsible for reviewing the activities performed by the Trustee under the trust agreement and based on my knowledge, except as disclosed in these reports, the Trustee has fulfilled its obligations under the trust agreement.

                           U.S. BANK TRUST NATIONAL
                           ASSOCIATION



                           By: /s/ Thomas E. Tabor
                           ---------------------
                           Name:    Thomas E. Tabor
                           Title:   Vice President
                           Date:    March 28, 2005